EXHIBIT 99.1

ENGlobal Promotes Rennie to Lead its Engineering & Construction Segment

Houston, TX, Jan. 25, 2011 (GLOBE NEWSWIRE) -- ENGlobal (NASDAQ: ENG), a leading provider of energy-related project delivery solutions, announced today that, effective immediately, Mr. Timothy P. Rennie, P.E., PMP, has been appointed Executive Vice President of an ENGlobal subsidiary to lead the Company’s Engineering & Construction segment. He will report directly to Edward L. Pagano, President and Chief Executive Officer.

Mr. Rennie has served as Senior Vice President of Gulf Coast Operations since September 2010 and will be responsible for ENGlobal’s overall engineering and construction initiatives, with an emphasis on enhancing the Company’s low risk engineering, procurement and construction management (EPCm) services internationally.

During his 30 year career, Mr. Rennie has worked to develop long-term engineering alliances and project execution processes with advanced engineering systems and technologies. He has more than 20 years of international business, project delivery, and global sourcing experience in the Asia and Middle East regions.  Prior to joining ENGlobal, Rennie served as Vice President-Operations (Denver/Phoenix Region) for WorleyParsons (ASX:WOR), where he was directly responsible for all aspects of the operation, including power engineering and environmental project delivery services, and developed work sharing project management methodology. During his tenure, he also held the positions of Vice President-Strategy-U.S. & Latin America/Caribbean and Manager-Global Execution Strategies. Prior to WorleyParsons, Mr. Rennie held management and engineering roles at the M.W. Kellogg Company and Union Carbide Corporation.

Mr. Rennie graduated summa cum laude with an M.S. in Engineering Management from Marshall University and cum laude with a B.S. Mechanical Engineering from West Virginia University. He is a Registered Professional Engineer and a certified Project Management Professional.

"Over the past five months, Tim has been instrumental in helping ENGlobal become an Employer of Choice in the Gulf Coast region, a highly competitive area that has faced a severe market downturn," said Mr. Pagano. "His broad leadership skills and proven global P&L experience, along with his deep understanding of ENGlobal’s markets and customers, make him an excellent choice for this key position."

Mr. Pagano continued, "ENGlobal recently reorganized around three key segments - Engineering & Construction, Field Solutions, and Automation - in order to better serve our clients. Executive Vice Presidents have been appointed to lead each group and will report to me. In addition, we have consolidated our legal entities to provide simplicity and efficiencies company-wide. We believe that this ‘One ENGlobal’ philosophy will enhance the ability of our business development team to actively cross-sell all of our capabilities to multiple business sectors within the energy industry. We expect our new structure will help to diversify our client mix and heighten focus on our corporate strategy."

About ENGlobal

ENGlobal provides project delivery solutions through its engineering and construction, field solutions, and automation groups, primarily to the energy sector throughout the United States and internationally. The Company’s multi-disciplined staff develops projects from the initial planning stages through completion, including right-of-way acquisition and permitting, and detailed design, construction management, fabrication, and inspection. ENGlobal has over 2,200 employees in 16 offices located in 10 cities. Further information about the Company and its business is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the ability of our management team, including Mr. Rennie, to execute on our business plan; (2) the impact of our corporate restructuring on our results of operation; (3) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (4) our ability to achieve our business strategy while effectively managing costs and expenses; (5) our ability to collect accounts receivable in a timely manner; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (8) the effect of changes in the price of oil; (9) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (10) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (11) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company’s most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com